Exhibit 5.1

May 13, 2002

(213) 229-7000	C 04434-00004

Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89109

     Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Ameristar Casinos, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 200,000 shares of common stock of the Company, $0.01 par value (the “Shares”), that may be issued pursuant to the Company’s 2002 Non-Employee Directors’ Stock Election Plan (the “Stock Plan”).

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of

Ameristar Casinos, Inc.
May 13, 2002

the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act:

     (i)  upon the approval of the Stock Plan by the stockholders of the Company in accordance with the Nevada General Corporation Law (the “NGCL”), the issuance by the Company of the Shares shall have been duly authorized; and

     (ii)  assuming the stockholders of the Company approve the Stock Plan in accordance with the NGCL, when issued in accordance with the terms of the Stock Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

     We are admitted to practice in the State of California, and are not admitted to practice in the State of Nevada. However, for the limited purposes of our opinion set forth above, we are generally familiar with the NGCL as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

JKL/MSL/CRL	Very truly yours, GIBSON, DUNN & CRUTCHER LLP